FOR IMMEDIATE RELEASE	CONTACT:
Thursday, August 4, 2016	Kathleen Till Stange, V.P. Corporate & Investor Relations
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Reports Second Quarter 2016 Results

West Des Moines, Iowa, August 4, 2016 -

Financial Highlights
(Dollars in thousands, except per share data)

	Three months ended June 30,
	2016	2015
Net income attributable to FBL Financial Group	$24,380	$32,372
Operating income	25,676	27,805
Earnings per common share (assuming dilution):
Net income	0.97	1.29
Operating income	1.02	1.11

FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL Financial Group for the second quarter of 2016 of $24.4 million, or $0.97 per diluted common share, compared to $32.4 million, or $1.29 per diluted common share, for the second quarter of 2015. Operating income(1) totaled $25.7 million, or $1.02 per common share, for the second quarter of 2016, compared to $27.8 million, or $1.11 per common share, for the second quarter of 2015. Second quarter 2016 results reflect:

•	A growing book of profitable business

•
The unfavorable impact of $0.15 per share from unlocking interest rate related assumptions used in the calculation of deferred acquisition costs, value of insurance in force acquired, unearned revenue reserves and certain reserves on interest sensitive products

•	The benefit of investment fee income of $0.07 per share, primarily in the Annuity segment

•	Favorable mortality results in the Life Insurance segment

Operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes the impact of realized gains and losses on investments and the change in net unrealized gains and losses on derivatives. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"FBL Financial Group's second quarter 2016 earnings results were strong with net income of $0.97 per share and operating income of $1.02 per share. Annuity sales were robust with a 43 percent increase in annuity premiums collected compared to the second quarter of 2015, " said James P. Brannen, Chief Executive Officer of FBL Financial Group, Inc. "We continue to focus on the fundamentals: serving the needs of the Farm Bureau niche market and providing products and services to protect what they value most. FBL Financial Group celebrated 20 years as a public company on July 19, and this focus has only increased in these past two decades. This focus, along with financial discipline, drives our consistently strong results, even in the challenging low interest rate environment."

Product Revenues. Premiums and product charges for the second quarter of 2016 totaled $78.6 million compared to $77.2 million in the second quarter of 2015. Interest sensitive product charges increased 2.7 percent while traditional life insurance premiums increased 1.5 percent during the quarter. Premiums collected(2) in the second quarter of 2016 totaled $186.9 million compared to $158.1 million in the second quarter of 2015. Annuity premiums collected increased 43 percent while life insurance premiums collected decreased one percent.

Investment Income. Net investment income in the second quarter of 2016 totaled $100.7 million compared to $97.5 million in the second quarter of 2015. The increase is due to an increase in average invested assets partially offset by lower investment yields. The annualized yield earned on average invested assets, with securities at amortized cost, was 5.41 percent for the six months ended June 30, 2016, compared to 5.61 percent for the six months ended June 30, 2015. At June 30, 2016, 96 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Benefits and Expenses. Benefits and expenses totaled $149.0 million in the second quarter of 2016, an increase from $142.6 million in the second quarter of 2015. Death benefits, net of reinsurance and reserves released, totaled $23.6 million in the second quarter of 2016, compared to $24.7 million in the second quarter of 2015. By its nature, mortality experience can fluctuate from quarter to quarter.

Unlocking. During the second quarter of 2016, FBL Financial Group unlocked the assumptions used in the calculation of deferred acquisition costs, value of insurance in force acquired, unearned revenue reserves and certain reserves on interest sensitive products based on the current low interest rate environment. This unlocking resulted in a pre-tax unfavorable impact of $5.7 million, or $0.15 per share after-tax.

Net Realized Gains/Losses on Investments. In the second quarter of 2016, FBL Financial Group recognized net realized losses on investments of $2.3 million. The net realized loss on investments of $2.3 million is attributable to realized gains on sales of $6.1 million and realized losses on sales of $8.4 million.

Stock Repurchases. During the second quarter of 2016, FBL Financial Group purchased 9,602 shares of its Class A common stock. FBL Financial Group has $49.5 million remaining under its current stock repurchase program.

Capital and Book Value. As of June 30, 2016, the book value per share of FBL Financial Group common stock totaled $51.26, compared to $45.61 at December 31, 2015. Book value per share, excluding accumulated other comprehensive income(3), totaled $40.16 at June 30, 2016, compared to $40.99 at December 31, 2015. The June 30, 2016 company action level risk based capital ratio of FBL Financial Group's wholly owned subsidiary, Farm Bureau Life Insurance Company, was approximately 541 percent.

Further Financial Information. Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Conference Call. FBL Financial Group will hold a conference call with investors tomorrow, August 5, 2016, at 11:00 a.m. Eastern Time. The call will be webcast and a replay will be available on FBL Financial Group's website.

Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, changes in interest rates, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, competitive factors, a decrease in ratings, changes in laws and regulations, differences between actual claims experience and underwriting assumptions, relationships with Farm Bureau organizations, the ability to attract and retain sales agents and adverse results from litigation. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct. FBL Financial Group undertakes no obligation to update any forward-looking statements.

FBL Financial Group is a holding company whose purpose is to protect livelihoods and futures. Its primary operating subsidiary, Farm Bureau Life Insurance Company, underwrites and markets a broad range of life insurance and annuities to individuals and businesses, which are distributed by multiline exclusive Farm Bureau agents. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. FBL Financial Group, headquartered in West Des Moines, Iowa, is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues:
Interest sensitive product charges	$29,027	$28,273	$57,138	$56,394
Traditional life insurance premiums	49,605	48,891	99,743	96,039
Net investment income	100,722	97,489	199,107	196,262
Net realized capital gains (losses) on sales of investments	(2,269)	7,968	(679)	7,602

Total other-than-temporary impairment losses	(25)	(160)	(3,744)	(160)
Non-credit portion in other comprehensive income	—	—	1,522	—
Net impairment losses recognized in earnings	(25)	(160)	(2,222)	(160)

Other income	4,225	4,284	7,864	8,554
Total revenues	181,285	186,745	360,951	364,691

Benefits and expenses:
Interest sensitive product benefits	58,559	53,373	112,978	109,181
Traditional life insurance benefits	43,369	44,654	87,938	90,363
Policyholder dividends	2,515	2,956	5,555	5,917
Underwriting, acquisition and insurance expenses	38,938	35,818	76,652	71,359
Interest expense	1,213	1,212	2,425	2,424
Other expenses	4,435	4,618	8,793	9,148
Total benefits and expenses	149,029	142,631	294,341	288,392
	32,256	44,114	66,610	76,299
Income taxes	(10,477)	(14,153)	(21,546)	(24,537)
Equity income, net of related income taxes	2,613	2,402	5,265	4,171
Net income	24,392	32,363	50,329	55,933
Net loss (income) attributable to noncontrolling interest	(12)	9	(3)	30
Net income attributable to FBL Financial Group, Inc.	$24,380	$32,372	$50,326	$55,963

Earnings per common share - assuming dilution	$0.97	$1.29	$2.01	$2.23

Weighted average common shares	24,987,878	24,951,492	24,969,727	24,926,527
Effect of dilutive securities	42,566	87,541	50,358	98,592
Weighted average common shares - diluted	25,030,444	25,039,033	25,020,085	25,025,119

(1) Reconciliation of Net Income Attributable to FBL Financial Group to Operating Income - Unaudited

In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure common in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income attributable to FBL Financial Group adjusted to eliminate the impact of realized gains and losses on investments and changes in net unrealized gains and losses on derivatives. FBL Financial Group uses operating income, in addition to net income, to measure its performance since realized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter. These fluctuations make it difficult to analyze core operating trends. This non-GAAP measure is used for goal setting, determining short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL Financial Group believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor's understanding of FBL Financial Group's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended		Six months ended
	June 30,		June 30,
	2016	2015	2016	2015
	(Dollars in thousands, except per share data)
Net income attributable to FBL Financial Group	$24,380	$32,372	$50,326	$55,963
Adjustments:
Net realized gains/losses on investments (a)	1,147	(4,975)	1,544	(4,728)
Change in net unrealized gains/losses on derivatives (a)	149	408	124	385
Operating income	$25,676	$27,805	$51,994	$51,620

Operating income per common share - assuming dilution	$1.02	$1.11	$2.08	$2.06

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred acquisition costs, value of insurance in force acquired and income taxes attributable to these items.

(2) Premiums Collected - Net statutory premiums collected, a measure of sales production, is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income - Unaudited

	June 30, 2016	December 31, 2015
Book value per share	$51.26	$45.61
Less: Per share impact of accumulated other comprehensive income	11.10	4.62
Book value per share, excluding accumulated other comprehensive income	$40.16	$40.99

Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $276.1 million at June 30, 2016 and $114.5 million at December 31, 2015. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL Financial Group believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	June 30, 2016	December 31, 2015
Assets
Investments	$8,187,632	$7,722,753
Cash and cash equivalents	125,545	29,490
Deferred acquisition costs	219,626	335,783
Other assets	423,948	418,721
Assets held in separate accounts	603,706	625,257
Total assets	$9,560,457	$9,132,004

Liabilities and stockholders' equity
Liabilities
Future policy benefits	$6,620,847	$6,401,481
Other policy funds, claims and benefits	624,992	638,362
Debt	97,000	112,000
Other liabilities	336,404	220,430
Liabilities related to separate accounts	603,706	625,257
Total liabilities	8,282,949	7,997,530

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	151,499	149,248
Class B common stock	72	72
Accumulated other comprehensive income	276,122	114,532
Retained earnings	846,752	867,574
Total FBL Financial Group, Inc. stockholders' equity	1,277,445	1,134,426
Noncontrolling interest	63	48
Total stockholders' equity	1,277,508	1,134,474
Total liabilities and stockholders' equity	$9,560,457	$9,132,004

Common shares outstanding	24,860,675	24,808,176

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